Safehold

Press Release

Safehold Signs Agreement for $195 Million Ground Lease

Finalizes Joint Venture to Acquire 425 Park Avenue

NEW YORK, September 9, 2019

Safehold Inc. (NYSE: SAFE) announced that it has entered into a definitive purchase agreement to acquire the existing ground lease under the Alohilani Resort in Waikiki Beach for $195 million, representing its first investment in Hawaii.

Separately, the Company has also finalized a 55/45 joint venture agreement with a sovereign wealth fund in anticipation of its previously announced 425 Park Avenue ground lease acquisition in New York. Upon closing, Safehold's 55% investment interest will total approximately $340 million. Pro forma for the addition of Alohilani and its share of 425 Park, Safehold's total portfolio will grow to approximately $1.9 billion.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com